UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

Marriott International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2014, Marriott International, Inc. (together with its consolidated subsidiaries, “Marriott” or “we”), issued a press release announcing plans for a second EDITION hotel in New York City currently projected to open in 2017. On January 14, 2014, in conjunction with Marriott entering into a management agreement with the ownership group of this EDITION hotel and the ownership group obtaining acquisition financing and entering into agreements concerning future construction financing for the mixed use project (which includes the EDITION hotel and retail space), we agreed to provide credit support to Starwood Property Trust, Inc. and iStar Financial Inc. (the “Lenders” of this construction loan) through a “Put Option” agreement. Under this “Put Option” agreement, the Lenders have the right, upon an uncured event of default by the ownership group under, and acceleration of, the mortgage loan, to require Marriott, subject to certain conditions, to purchase the hotel component of the property for $315 million during the first two years after opening (which period may be extended by the lenders for up to three years to complete foreclosure if the loan has been accelerated and certain other conditions are met). While we cannot assure you that the Lenders will not exercise this “Put Option,” we believe that the likelihood of any exercise is remote. Marriott does not have an ownership interest in this EDITION hotel.

A copy of Marriott’s press release is attached as Exhibit 99 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this report:

Exhibit 99 - Press release issued on January 15, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: January 15, 2014	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release issued on January 15, 2014.

4